Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--March 2, 2011--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the fourth quarter ended January 1, 2011. Net earnings for the fourth quarter were $20,994,000 or $1.13 per share on net sales of $207,233,000 as compared to the prior year fourth quarter net earnings of $17,874,000 or $0.95 per share on net sales of $152,493,000. Net earnings for the twelve months ended January 1, 2011 were $72,867,000 or $3.97 per share on net sales of $719,121,000 as compared to net earnings of $61,156,000 or $3.29 per share on net sales of $646,629,000 in the prior year.

2010 Fourth Quarter Financial Highlights

  The fourth quarter financial statements include the results of the recently completed acquisitions of PerfectFry, a leader in ventless frying systems for the commercial foodservice industry acquired on July 13, 2010 and Cozzini, a leading manufacturer of equipment for the food processing industry acquired on September 21, 2010.
  Net sales increased 35.9% in the fourth quarter. Sales from acquisitions amounted to $21.2 million or 13.9% during the quarter, and largely related to the Cozzini acquisition which had a particularly strong fourth quarter due to several large orders that shipped late in the year. Excluding the impact of acquisitions, net sales increased 22.0% during the fourth quarter, including an increase of 19.2% in sales from the Commercial Foodservice Group and an increase of 40.1% in sales from the Food Processing Group. Sales growth from both segments reflects improved economic conditions from the prior year, continued growth in the international markets, and increasing business with major restaurant chain customers.
  Gross profit increased to $83.1 million from $58.5 million and the gross margin rate increased to 40.1% from 38.3%. The gross margin rate reflects the benefit of cost reduction initiatives and increased sales volumes, offset in part by increasing material costs.
  Operating income increased to $34.6 million from $28.3 million. Operating income included non-recurring expenses of $1.8 million associated with plant consolidation initiatives related to the acquisitions of Doyon and PerfectFry, which impacted earnings by $0.06 per share.
  Non-cash expenses recorded during the fourth quarter included $5.4 million of depreciation and amortization in the current quarter as compared to $4.0 million in the prior year fourth quarter. The increase in depreciation and amortization included $1.8 million associated with the recent acquisition of Cozzini. Non-cash share based compensation expenses increased to $3.6 million in the 2010 fourth quarter as compared to $2.5 million in the 2009 fourth quarter.
  Net interest expense and deferred financing costs amounted to $1.7 million in the fourth quarter as compared to $2.8 million in the prior year fourth quarter. Reduced interest expense reflects the benefit of lower interest rates and lower average debt balances.
  Provisions for income taxes increased to $12.4 million at a 37% effective rate in comparison to $8.1 million at a 31% effective rate in the prior year quarter. The prior year fourth quarter provision included a one-time tax benefit of $1.2 million or $0.06 per share.
  Operating cash flows amounted to $32.0 million during the fourth quarter and $98.0 million for the year. Operating cash flows for the year were utilized to complete acquisitions of $25.7 million, repurchase of $9.0 million of Middleby common stock, and fund $3.2 million in capital expenditures in fiscal 2010.
  Total debt at the end of the 2010 fourth quarter amounted to $214.0 million as compared to $243.6 million at the end of the third quarter 2010. Debt balances continued to decline as cash flows from operating activities were utilized to repay the balance under the company’s senior revolving credit facility. That facility provides for $497.8 million of total borrowing availability and matures in December 2012.
  Net earnings per share in the 2010 fourth quarter increased 18.9% to $1.13 per share as compared to $0.95 per share in the 2009 fourth quarter.

Mr. Bassoul commented, “In the fourth quarter, at our Commercial Foodservice Group, we realized revenue gains resulting from continuing improvement in the industry conditions and increased market penetration. We are pleased with the results realized from investments we have made both in our international selling organization and our national accounts sales team. We believe we are well positioned to capture increasing opportunities in the emerging markets as well as with our chain customers as they look to improve their kitchen operations.”

Mr. Bassoul continued, “Fourth quarter sales at our Food Processing Group also continued to be strong, as we rebounded from a weak market in 2009 in which our customers had deferred capital spending. We anticipate the level of growth will moderate in future quarters in comparison to a stronger 2010, however we remain excited about sales opportunities for the new products developed and introduced over the past eighteen months. Additionally, the expanded selling organization resulting from our recent acquisition of Cozzini will allow us to reach a broadened customer base for the innovative products of our group.”

Mr. Bassoul added, “We are also very pleased with continuing progress made at our recent acquisitions. In the fourth quarter we consolidated the PerfectFry operations into our fryer platform located in New Hampshire. We are also in the process of consolidating the manufacturing of our Doyon operations into our existing facility in Michigan to create a combined baking oven unit. We expect these initiatives to enhance the profitability of these recently acquired operations during 2011.”

Selim A. Bassoul Chairman and Chief Executive Officer concluded, “We are pleased with the overall results of our business in 2010. We realized strong performances at both the commercial foodservice and food processing segments of our business in a period of economic recovery. We realized consistent growth in sales resulting from our expanded sales force and the introduction of innovative new products. We were able to maintain and expand our gross margins in a difficult environment of increasing material costs. We also continued to execute on our acquisition strategy, complementing both our Commercial Foodservice and Food Processing businesses with the acquisitions of PerfectFry and Cozzini, while at the same time furthering integration initiatives related to businesses acquired in the prior year. We are excited about the opportunities ahead and believe we are well positioned to further build on our leadership position in 2011.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on March 2, 2011 and can be accessed by dialing (866) 551-3680 and providing conference code 8511283# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 551-4520 and providing code 270694#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Cozzini®, MP Equipment®, and RapidPak®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies in 2008, 2009 and 2010.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2010	4th Qtr, 2009	4th Qtr, 2010	4th Qtr, 2009
Net sales	$207,233	$152,493	$719,121	$646,629
Cost of sales	124,140	94,012	432,444	396,001

Gross profit	83,093	58,481	286,677	250,628

Selling & distribution expenses	21,335	14,904	75,772	64,239
General & administrative expenses	27,145	15,246	88,117	74,948

Income from operations	34,613	28,331	122,788	111,441

Interest expense and deferred financing amortization, net	1,694	2,794	8,592	11,594
Other (income) expense, net	(483)	(486)	(40)	121

Earnings before income taxes	33,402	26,023	114,236	99,726

Provision for income taxes	12,408	8,149	41,369	38,570

Net earnings	$20,994	$17,874	$72,867	$61,156

Net earnings per share:

Basic	$1.18	$1.01	$4.09	$3.47

Diluted	$1.13	$0.95	$3.97	$3.29
Weighted average number shares:

Basic	17,772	17,653	17,801	17,605

Diluted	18,537	18,739	18,337	18,575

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in 000’s) (Unaudited)

	Jan 1, 2011	Jan 2, 2010
ASSETS

Cash and cash equivalents	$7,656	$8,363
Accounts receivable, net	112,049	78,897
Inventories, net	106,463	90,640
Prepaid expenses and other	11,971	9,914
Prepaid taxes	-	5,873
Current deferred tax assets	25,520	23,339
Total current assets	263,659	217,026

Property, plant and equipment, net	43,656	47,340

Goodwill	369,989	358,506
Other intangibles	189,254	189,572
Other assets	6,614	3,902

Total assets	$873,172	$816,346

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$5,097	$7,517
Accounts payable	52,945	38,580
Accrued expenses	125,810	100,259
Total current liabilities	183,852	146,356

Long-term debt	208,920	268,124
Long-term deferred tax liability	11,858	14,187
Other non-current liabilities	43,629	45,024

Stockholders’ equity	424,913	342,655

Total liabilities and stockholders’ equity	$873,172	$816,346

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, 847-429-7756
Tim FitzGerald, Chief Financial Officer, 847-429-7744